Exhibit 99.1

Vital Farms Announces Closing of Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

AUSTIN, TX—August 4, 2020 — Vital Farms, Inc. (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced pasture-raised foods nationwide, today announced the closing of its initial public offering of 10,699,573 shares of its common stock. The offering consisted of 5,040,323 shares of common stock issued and sold by the Company and 5,659,250 shares of common stock sold by the selling stockholders named in the prospectus, including 1,395,596 shares sold by certain of such selling stockholders pursuant to the exercise in full of the underwriters’ option to purchase additional shares of common stock, at a public offering price of $22.00 per share. Vital Farms’ common stock is listed on The Nasdaq Global Select Market under the trading symbol “VITL.”

Goldman Sachs & Co. LLC, Morgan Stanley and Credit Suisse Securities (USA) LLC acted as joint lead bookrunning managers for the offering. Jefferies, BMO Capital Markets Corp. and Stifel, Nicolaus & Company, Incorporated acted as bookrunning managers for the offering.

The offering of these shares was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at (800) 221-1037 or by email at usa.prospectus@credit-suisse.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission. A copy of the registration statement may be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vital Farms

Vital Farms, a Certified B Corporation, offers a range of ethically produced pasture-raised food products nationwide. Started on a single farm in Austin, Texas in 2007, Vital Farms is the leading U.S. brand of pasture-raised eggs and butter by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. Vital Farms also prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ pasture-raised products, including shell eggs, butter, hard-boiled eggs, ghee and liquid whole eggs, are sold in approximately 13,000 stores nationwide.

CONTACT:

Media:

Nisha Devarajan

Nisha.Devarajan@vitalfarms.com

Investors:

Ashley DeSimone

Ashley.DeSimone@icrinc.com